Exhibit 10.1

364-DAY BRIDGE TERM LOAN AGREEMENT

Dated as of July 25, 2014

Among

ALCOA INC.,

as Borrower

THE LENDERS PARTY HERETO,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Lead Arranger and Bookrunner

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

References
Exhibit A	Assignment and Assumption
Exhibit B	Administrative Questionnaire
Exhibit C	Solvency Certificate
Exhibit D	Form of Subsidiary Guarantee
Schedule I	Pricing Schedule
Schedule II	Lenders and Commitments
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Liens

iii

364-DAY BRIDGE TERM LOAN AGREEMENT dated as of July 25, 2014 (as the same may be amended, modified or supplemented from time to time, this “Agreement”), among ALCOA INC., a Pennsylvania corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I) and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent for the Lenders.

WHEREAS, the Borrower has requested that the Lenders make available a 364-day senior unsecured bridge term loan facility; and

WHEREAS, the Lenders are willing to make available to the Borrower such 364-day senior unsecured bridge term loan facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” shall mean, collectively, the Target together with its Subsidiaries.

“Acquired Business Material Adverse Effect” shall mean any event, change, circumstance, condition, occurrence, effect or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, properties, business, condition (financial or otherwise) or results of operations of the Group, taken as a whole; provided, however, that none of the following (including any event, change, circumstance, condition, occurrence, effect or state of facts to the extent arising out of the following) shall be deemed, either individually or in the aggregate, to constitute an Acquired Business Material Adverse Effect: (i) any general condition or event affecting the industries or markets (including customers) in which any member of the Group conducts operations; (ii) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the countries in which the Group conducts operations; (iii) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism (including cyber terrorism), or any national or international calamity, crisis or emergency (including natural disasters), or any governmental or other response to any of the foregoing, in each case whether or not involving the countries in which the Group conducts operations; (iv) any event, change, occurrence, effect or state of facts related to or resulting from the Transactions (as defined in the Acquisition Agreement) or the announcement or pendency thereof (including any (A) actions by customers, suppliers or competitors, (B) loss of personnel, suppliers or customers, or (C) the delay or cancellation of orders for services and products); (v) any change (or proposed change) in applicable accounting requirements or principles or applicable Laws, after the date of the Acquisition Agreement; (vi) any action taken (or omitted to be taken) by any member of the Group to the extent expressly required by the Acquisition Agreement or, at the Borrower’s express written request; (vii) any failure to meet financial projections (but not excluding any of the reasons for or factors contributing to any such failure); (viii) any event, change, occurrence, effect or state of facts to the extent resulting from a material, uncured breach of the Acquisition Agreement by the Borrower; and (ix) any event, change, occurrence, effect or state of facts resulting from the identity of the Borrower or its Affiliates (as defined in the Acquisition Agreement); provided, further, that any event, change, occurrence, effect or state of facts set forth in clauses (i), (ii) and (iii) above may be taken into account in determining whether there is or has been an Acquired Business Material Adverse Effect to the extent (but only to the extent) that such event, change, occurrence, effect or state of fact has had or is reasonably likely to have, individually or in the aggregate, a disproportionately adverse effect on the Group, taken as a whole, compared to other similarly situated companies in the industries in which the Group operates. Each capitalized term used in the definition of “Acquired Business Material Adverse Effect” and not defined in any other provision of this Agreement has the meaning given thereto in the Acquisition Agreement (as of June 25, 2014).

“Acquisition” shall mean the acquisition of the Target by the Borrower, directly or indirectly through one or more of its Subsidiaries (including Acquisition Sub), pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Share Purchase Agreement, dated as of June 25, 2014, among the Borrower, Acquisition Sub, the Seller and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., collectively, as the Seller Representative (including all annexes and exhibits thereto and all material documents related to the consummation of the Acquisition, as amended, modified and supplemented in accordance with the terms hereof).

“Acquisition Agreement Representations” shall mean the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a Subsidiary thereof, including Acquisition Sub) has the right (taking into account any applicable cure periods) to terminate its obligations to consummate the Acquisition under the Acquisition Agreement (pursuant to the terms thereof) as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Sub” shall mean Alcoa IH Limited, a private company limited by shares incorporated under the laws of England and Wales and a wholly-owned Subsidiary of the Borrower.

“Administrative Agent” shall mean MSSF, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Applicable Margin” has the meaning assigned to such term in Schedule I.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.03(b).

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Arranger” shall mean MSSF, in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” shall mean a sale, transfer, license, lease or other disposition (including as a result of a Casualty Event) on or after June 25, 2014, by the Borrower or any of its Subsidiaries of any property (other than (i) the sale of inventory, receivables or other assets, in each case, in the ordinary course of business and (ii) dispositions having net cash proceeds of less than $250,000,000 in the aggregate for all such transactions consummated following such date).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Base Rate” shall mean, for any day, the rate determined by the Administrative Agent as the fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the Prime Rate;

(b) 0.5% per annum plus the Federal Funds Rate; and

(c) the LIBO Rate for a one-month Interest Period commencing on such day plus 1.0%.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBO Rate, respectively.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean any group of Loans of a single Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Subsidiary” shall mean, at any time, each wholly-owned Subsidiary of the Borrower that has been designated by the Borrower as a Borrowing Subsidiary under, and in accordance with, the Existing Five-Year Credit Agreement and that has undertaken the obligations of a Borrowing Subsidiary pursuant to Section 10.04(f) thereof.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the LIBO Rate or any LIBOR Loan, a day on which deposits in Dollars are also carried on in the London interbank market.

“Casualty Event” any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“Closing Date” shall mean the Business Day on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.08) and on which the Borrowings are made.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower as set forth in this Agreement in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule II or in any Assignment and Assumption pursuant to which such Lender first becomes a Lender hereunder, as the same may be terminated or reduced from time to time pursuant to Section 2.10, Section 2.11 or Section 2.23(d). As of the date hereof, the initial amount of the Total Commitment is $2,500,000,000.

“Commitment Fees” shall have the meaning assigned to such term in Section 2.06(a).

“Commitment Termination Date” shall mean April 3, 2015.

“Committed Financing” shall mean any committed but unfunded term loan or similar agreement in connection with financing the Acquisition, to the extent that the conditions precedent to availability of such facility are no more restrictive than the conditions precedent to availability of the Facility in Article IV of this Agreement.

“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Borrower and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable (including commercial paper), (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, the consolidated net worth of the Borrower and its consolidated Subsidiaries at such time (including minority interests), computed and consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt Issuance” shall mean the borrowing or other incurrence of Indebtedness for borrowed money (including the sale or issuance of debt securities), in each case, by the Borrower or any of its Subsidiaries, other than Excluded Debt.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.23, (i) any Lender that has failed to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or is the subject of a specifically identified good faith dispute, (ii) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its such funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s or the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Duration Fees” shall have the meaning assigned to such term in Section 2.06(b).

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.08).

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

“Equity Issuance” shall mean the issuance of any Equity Interests (including equity-linked securities and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest) by the Borrower or any of its Subsidiaries, other than (x) issuances pursuant to employee or director stock plans or other similar compensation arrangements or upon conversion or exercise of outstanding securities or options, (y) issuances to the Seller pursuant to the Acquisition Agreement and (z) issuances to the Borrower or any Subsidiary of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (vi) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower and (x) any Foreign Benefit Event.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act Reports” shall mean the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2013, the Quarterly Reports of the Borrower on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and all current reports of the Borrower on Form 8-K dated January 1, 2014 to the Effective Date, filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934.

“Excluded Debt” shall mean (i) intercompany Indebtedness among the Borrower and/or its Subsidiaries, (ii) ordinary course foreign credit lines existing as of the date hereof, (iii) Indebtedness incurred pursuant to Permitted Financings, (iv) other Indebtedness (other than the Permanent Financing) in an aggregate principal amount up to $100,000,000 and (v) Indebtedness funded pursuant to any Committed Financing to the extent that the Commitments have been previously reduced pursuant to Section 2.11(c) by the committed amounts thereunder in an amount equal to such funded Indebtedness.

“Excluded Subsidiary” shall mean (i) any Foreign Subsidiary and (ii) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, in each case, to the extent that such Subsidiary does not guarantee the obligations of the Borrower under the Existing Five-Year Credit Agreement.

“Excluded Taxes” shall mean (i) any Taxes based upon, or measured by, any Lender’s, any Transferee’s or the Administrative Agent’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Lender, Transferee or the Administrative Agent is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative Agent does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative Agent maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which the Borrower is located, (iii) with regard to any Lender or Transferee, any withholding Tax that is (a) imposed on amounts payable to such Lender or Transferee because such Lender or Transferee designates a new lending office, except to the extent that such Lender or Transferee was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from the Borrower pursuant to Section 2.18(a), or (b) attributable to such Lender’s or Transferee’s failure to comply with Section 2.18(g), (h) or (i), as applicable, (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Lender’s Transferee’s or the Administrative Agent’s gross negligence or willful misconduct and (v) any withholding Taxes imposed under FATCA.

“Existing Five-Year Credit Agreement” shall mean the Five-Year Revolving Credit Agreement dated as of July 25, 2014, among the Borrower, the lenders and issuers named therein, Citibank, N.A., as administrative agent, and the other parties thereto (as the same may be further amended, supplemented, restated or otherwise modified from time to time).

“Facility” shall mean the Commitments and the provisions herein related to the Loans.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor provision of the Code that is substantively comparable and not materially more onerous to comply with); any applicable intergovernmental agreement entered into in respect thereof; any current or future regulations, administrative guidance or official interpretations thereof; and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated as of June 25, 2014, between the Borrower and the Arranger.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrower under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrower, or the imposition on the Borrower of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of the Borrower.

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.11(b)(ii).

“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of the Borrower.

“Foreign Subsidiary” shall mean (i) any direct or indirect Subsidiary that is not a Domestic Subsidiary or (ii) any direct and indirect Domestic Subsidiary that is treated as a disregarded entity for United States federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the capital stock and/or Indebtedness of one or more Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to it in Section 10.05(c).

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of the Borrower.

“Index Debt Ratings” shall mean, as of any date, the most recently announced rating for any Index Debt by S&P or by Moody’s.

“Interest Election Request” has the meaning specified in Section 2.04(a).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the effective date of any continuation of such Borrowing in its existing Type or conversion of such Borrowing to a Borrowing of a different Type, and the Maturity Date.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; provided, however, that the Borrower may not elect any Interest Period that ends after the Maturity Date, and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.10 or 2.11; provided, however, that in each case of clauses (a) and (b) above, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Lenders” shall mean (a) the financial institutions or other entities listed on Schedule II (other than any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption or otherwise) and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any stock in such Lender or its Parent Company by any Governmental Authority.

“LIBO Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the offered rate for deposits in Dollars for a period equal to the Interest Period for such LIBOR Borrowing that appears on the Reuters LIBOR01 Page (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The Administrative Agent shall determine the LIBO Rate and such determination shall be conclusive absent manifest error.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan during any period in which it bears interest based on the LIBO Rate in accordance with the provisions of Article II.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), each Subsidiary Guarantee (if any) and each certificate, agreement or document executed by the Borrower or any Subsidiary Guarantor and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loans” shall mean the loans made by the Lenders pursuant to this Agreement. Each Loan shall be a LIBOR Loan or a Base Rate Loan.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or a material impairment of the ability of the Borrower to perform any of its obligations under this Agreement.

“Maturity Date” shall mean the earlier of (a) the date that is 364 days from the Closing Date or, if such date is not a Business Day, then the immediately preceding Business Day and (b) the date on which the Obligations become due and payable pursuant to Article VII.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, Debt Issuance or Equity Issuance, (a) the proceeds (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) in cash or cash equivalents received (including in the case of any Debt Issuance or Equity Issuance, into escrow (and the term “receives” as used in Section 2.11(b) shall be construed accordingly)) in respect of such event, including any cash received in respect of any non-cash proceeds (but only as and when received), in each case, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses, including attorney, accountant, auditor, printer, SEC filing, brokerage, consultant, investment banking, advisory, placement, arranger or underwriting discounts, commissions, fees and expenses and any other customary fees and expenses actually incurred by the Borrower and its Subsidiaries in connection with such event, (ii) survey costs, title insurance premiums, and search and recording charges, (iii) the amount of all Taxes, including sales, transfer, deed or mortgage recording taxes, paid or payable by the Borrower and its Subsidiaries as a result thereof (including any Taxes imposed as a result of the repatriation of any such Net Cash Proceeds), and any other payment required by applicable law, rule or regulation as a result of such event, (iv) in the case of an Asset Sale and with respect to clause (C), an Equity Issuance, (A) the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay indebtedness (including premiums or penalties) or pay other obligations in each case secured by such assets or otherwise subject to mandatory prepayment as a result of such event, (B) the amount of any reserves established by the Borrower and its Subsidiaries, in accordance with GAAP, to fund purchase price adjustment, indemnification and other contingent liabilities in connection therewith, (C) if such Asset Sale is by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof and (v) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iv)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such event.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning given such term in Section 2.05(e).

“Obligations” shall mean, collectively, the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under this Agreement or any other Loan Document.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any person owning, beneficially or of record, directly or indirectly, a majority of the stock of such Lender.

“Patriot Act” shall have the meaning given such term in Section 4.02(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permanent Financing” shall mean any unsecured debt securities, term loans, equity securities or equity-linked securities (or any combination thereof) issued or incurred by the Borrower to finance the Acquisition (other than the Loans).

“Permitted Financings” shall mean (i) the arrangement or renewal of accounts receivable sale or securitization programs, (ii) the refinancing or renewal of the Existing Five-Year Credit Agreement (provided that (x) any such refinancing thereof shall be in consultation with the Arranger and (y) the aggregate commitments thereunder shall not be increased by more than $500,000,000) or bilateral lines of credit, (iii) the issuance of commercial paper or other short-term debt programs, including, without limitation, any domestic or foreign working capital facility and the incurrence of Indebtedness under existing credit facilities (up to the committed amounts under such facilities as of the date hereof), (iv) the refinancing of Indebtedness in the ordinary course of business (in amounts not to exceed the amounts of the loans and commitments thereunder as of the date hereof (taking into account any “incremental” or similar provisions contained therein), (v) the arrangement, renewal or amendment of any federal new markets tax credit program or any federal subsidized loans for one or more U.S. facilities of the Borrower or its Subsidiaries, and (v) in connection with any joint ventures of the Borrower, the arrangement, renewal or amendment of any project financing by the Borrower, its Subsidiaries or any joint venture entity (or entities).

“person” shall mean any natural person, corporation organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

“Prime Rate” shall mean the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (it being understood that each change in the Prime Rate shall be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Ratable Portion” or “ratably” shall mean, with respect to any Lender, the percentage obtained by dividing (i) the amount of the Commitments, or, after the Closing Date, the outstanding aggregate principal amount of Loans, of such Lender by (ii) the amount of the aggregate Commitments or, after the Closing Date, aggregate principal amount of Loans then outstanding.

“Register” shall have the meaning given such term in Section 2.05(b).

“Regulation U” shall mean Regulation U of the Board or any Governmental Authority succeeding to its functions, as in effect from time to time.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, if there are Loans outstanding, Lenders holding Loans representing more than 50% of the sum of the aggregate principal amount of all Loans at such time, or if there are no Loans outstanding, Lenders holding in excess of 50% of the Commitments. A Defaulting Lender shall not be included in the calculation of “Required Lenders.”

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean any consolidated Subsidiary of the Borrower which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of the Borrower, is not of material importance to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing the Borrower’s operations outside the United States or (c) principally serves as a partner in a partnership.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill Financial Inc.

“Sanctioned Country” shall have the meaning assigned to such term in Section 3.20(a).

“Sanctioned Person” shall have the meaning assigned to such term in Section 3.20(a).

“Sanctions” means sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission (or any successor agency).

“Securities Act” shall have the meaning assigned to such term in Section 4.02(d).

“Seller” shall mean FR Acquisition Finance Subco (Luxembourg), S.à.r.l., a private limited liability company incorporated under the laws of Luxembourg.

“Solvency Certificate” shall mean a certificate from a Financial Officer of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit C hereto.

“Solvent” shall mean, with respect to the Borrower and its Subsidiaries, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Default” shall mean any Default or Event of Default under clause (b), (d) (solely with respect to breaches of Section 5.06(a), Section 6.01 and 6.02), (f), (g) or (h) of Article VII.

“Specified Representations” shall mean the representations and warranties in Sections 3.02, 3.03, 3.04, 3.05(a) (limited to any applicable law to the extent a conflict described in Section 3.05(a) results or would reasonably be expected to result in a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent under this Agreement or the other Loan Documents), 3.05(b) (solely with respect to execution and delivery of this Agreement and the other Loan Documents), 3.05(c) (limited to any agreement or instrument with respect to Indebtedness in a principal amount in excess of $100,000,000), 3.06(b) (solely with respect to the Borrower’s audited financial statements as of December 31, 2013), 3.12, 3.16(b), 3.18, 3.19 and 3.20.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantee” shall mean a Subsidiary Guarantee executed by a Subsidiary Guarantor in substantially the form of Exhibit D.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower party to a Subsidiary Guarantee.

“Target” shall mean, collectively, (i) FR Acquisitions Corporation (Europe) Limited, a private company limited by shares incorporated under the laws of England and Wales, and (ii) FR Acquisition Corporation (US), Inc., a Delaware corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings of a similar nature, and including, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, mineral severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Transactions” shall mean (a) the Acquisition, (b) the execution, delivery and performance of this Agreement and the other Loan Documents, (c) the borrowing of the Loans and the use of the proceeds thereof, (d) the other transactions contemplated by the Acquisition Agreement or the Loan Documents or related to the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transferee” shall mean any transferee or assignee of any Lender, including a participation holder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the LIBO Rate and the Base Rate.

“Voting Stock” with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally; Accounting Principles. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “Lender” and “Administration Agent” include their respective successors.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirements set forth in Section 5.01, (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Commitment. Each Lender’s Commitment (i) shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date (whether or not fully drawn) and (ii) shall be terminated or reduced from time to time pursuant to Section 2.10, 2.11 or Section 2.23(d) or Article VII. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $50,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

(b) Each Borrowing shall be comprised entirely of LIBOR Loans or Base Rate Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its

Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Each Lender shall make each Loan that is (A) a Base Rate Loan or (B) a LIBOR Loan, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 9:00 a.m., New York City time, and the Administrative Agent shall by 11:00 a.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made as the Borrower may designate in a written notice to the Administrative Agent, or, if such Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) The occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligation to make a Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, the Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Base Rate Borrowing, to the Administrative Agent not later than 12:00 noon, New York City time, one Business Day before such proposed Borrowing or (b) in the case of a LIBOR Borrowing to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then such requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Interest Elections. (a) Subject to the terms and conditions set forth in this Agreement, (a) at the option of the Borrower, each Borrowing initially shall be of the Type specified in the Borrowing request and (b) each LIBOR Borrowing shall have an initial Interest Period as specified in the Borrowing request with respect to such Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing in its existing Type and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing (each an “Interest Election Request”).

(b) To make an Interest Election Request, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(f) With respect to any LIBOR Borrowing, the Borrower shall not be entitled to make an Interest Election Request which, if made, would result in an aggregate of more than five separate Interest Periods outstanding under this Agreement at any one time.

SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of the Loans shall be payable on the Maturity Date.

(b) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at one of its offices a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in the Loans and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender from time to time, (iii) the amount of the Loans made and, if a LIBOR Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder, and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) Notwithstanding anything to the contrary contained in this Agreement and the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.05 and Section 10.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(d) The entries made in the Register and in the accounts therein maintained pursuant to clauses (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms. In addition, the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder (each a “Note”) to the Borrower, the Borrower shall deliver such a Note, satisfactory to the Administrative Agent, payable to such Lender or its order, and, subject to Section 2.05(c), the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.

SECTION 2.06. Fees. (a) The Borrower agrees to pay (or cause to be paid) in immediately available Dollars to the Administrative Agent for the account of each Lender, commitment fees (the “Commitment Fee”) at a rate per annum equal to 0.25% on the daily average undrawn Commitments of such Lender accruing during the period commencing on August 24, 2014, to but excluding the date on which all the Commitments are terminated. Accrued Commitment Fees shall be payable in arrears upon the earlier to occur of (i) the Closing Date and (ii) the date on which the Commitments shall be terminated in whole. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay (or cause to be paid) in immediately available Dollars to the Administrative Agent for the account of each Lender, duration fees (the “Duration Fees”) in an amount equal to (i) the applicable percentage set forth in the grid below times (ii) the aggregate principal amount of the Loans of such Lender outstanding at the close of business, New York City time, on each of the 90th, 180th and 270th day after the Closing Date as set forth in the grid below:

Duration Fees
Date after Closing Date	Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	1.00%
270 days after the Closing Date	1.50%

(c) The Borrower agrees to pay (or cause to be paid) to the Administrative Agent, the Arranger and the Lenders, for their respective accounts, any applicable fees respectively required to be paid to them in such amounts and at such times as separately agreed between them in writing, including as set forth in the Fee Letter.

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the fees shall not be refundable except in the case of an error which results in the payment of fees in excess of those due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to the Borrower.

(e) Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fees relating to such Defaulting Lender’s unused Commitments accruing during such period pursuant to clause (a) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such Commitment Fees).

SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each Base Rate Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Base Rate is determined by reference to clause (a) of the definition of Base Rate and over a year of 360 days at all other times) at a rate per annum equal to the Base Rate from time to time in effect during the Interest Period for such Borrowing plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable LIBO Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to Base Rate Borrowings plus 2% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined in good faith that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise Dollars to fund Loans of the requested Type, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, then the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request made by the Borrower after the date of such notice for a LIBOR Borrowing pursuant to Section 2.03 or 2.04 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.10. Optional Termination and Reduction of Commitments and Prepayment of Loans. (a) Upon at least three Business Days’ prior irrevocable, written or telecopy notice (which notice may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $50,000,000. Except for terminations of the Commitments pursuant to Section 2.23(d), each reduction in Commitments hereunder shall be made ratably among the Lenders in accordance with each such Lender’s Ratable Portion of the Total Commitment. The Borrower shall pay (or cause to be paid) to the Administrative Agent for the account of the applicable Lenders, on the date of each such termination or reduction pursuant to this Section 2.10(a), the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction. Any termination of Commitments pursuant to this Section 2.10(a) shall be permanent.

(b) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of

$5,000,000 and not less than the $50,000,000. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable (but may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) and shall commit the Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.10(b) shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.10(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Each prepayment of a Borrowing under this 2.10(b) shall not be reborrowed.

SECTION 2.11. Mandatory Termination and Reduction of Commitments and Prepayment of Loans. (a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the date of abandonment of the Acquisition or termination of the Borrower’s or Acquisition Sub’s obligations under the Acquisition Agreement to consummate the Acquisition and (ii) 5:00 p.m., New York City time, on the Commitment Termination Date.

(b) (i) In the event that on or after June 25, 2014, the Borrower or its Subsidiaries receives (including in the case of any Debt Issuance or Equity Issuance, into escrow) any Net Cash Proceeds arising from any Asset Sale (subject to Section 2.11(b)(ii) below), Debt Issuance or Equity Issuance (A) prior to the Closing Date, then the Total Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds as of the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds; or (B) on or after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than three Business Days following the receipt by the Borrower or such Subsidiary of such Net Cash Proceeds; provided that, with respect to any Net Cash Proceeds arising from an Asset Sale, if, within 9 months of receipt of such Net Cash Proceeds, the Borrower or its applicable Subsidiary uses, or commits to use (pursuant to a binding agreement), any portion of such Net Cash Proceeds to acquire, construct, improve, upgrade or repair assets used or useful in the business of the Borrower or such Subsidiary, then no prepayment or Commitment reduction, as applicable, shall be required pursuant to this Section 2.11(b) in respect of such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds, if applicable) except to the extent any Net Cash Proceeds therefrom that have not been so used or committed to be used (pursuant to a binding agreement) by the end of such 9-month period, at which time, a prepayment or Commitment reduction, as applicable, shall be required in an amount equal to such Net Cash Proceeds that have not been so used or committed to be used (pursuant to a binding agreement). The Borrower shall promptly (within two Business Days of the receipt thereof) notify the Administrative Agent of the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds (including any election to reinvest such Net Cash Proceeds pursuant to the proviso above) and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(ii) To the extent that any or all of the Net Cash Proceeds of any Asset Sale (including any Casualty Event) by a Foreign Subsidiary giving rise to a prepayment or Commitment reduction event (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, then notwithstanding the provisions of Section 2.11(b)(i) above, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans or reduce the Commitments, as applicable, at the times provided in Section 2.11(b)(i) above but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds will be promptly (and in any event not later than (x) in the case of a repayment of Loans, two Business Days after such repatriation or (y) in the case of a Commitment reduction, the date of such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans or the reduction of the Commitments, as applicable, pursuant to Section 2.11(b)(i) above to the extent otherwise provided herein.

(c) If, prior to the Closing Date, the Borrower or any of its Subsidiaries enters into any Committed Financing, then the Borrower shall promptly (within two Business Days thereof) notify the Administrative Agent in writing of such Committed Financing and the Commitments shall be automatically reduced by the committed principal amount of such Committed Financing as of the date of effectiveness of the commitments under such Committed Financing.

(d) All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Each prepayment of a Borrowing under this 2.11 shall not be reborrowed. Each reduction in Commitments pursuant to this Section 2.11 shall be made ratably among the Lenders in accordance with each such Lender’s Ratable Portion of the Total Commitment. Any termination of Commitments pursuant to this Section 2.11 shall be permanent.

SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.14(c) and with respect to Taxes (which shall be governed solely and exclusively by Section 2.18), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender that makes a LIBOR Loan or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise Dollars to fund Loans of the requested Type any other condition affecting this Agreement or LIBOR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), by an amount reasonably determined by such Lender to be material, then the Borrower will pay (or cause to be paid) to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) in similar circumstances.

(b) If any Lender reasonably determines that the introduction of any law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital of such Lender or any Parent Company of such Lender by an amount reasonably determined by such Lender or such Parent Company as a consequence of such Lender’s obligations hereunder (taking into consideration such Lender’s policies and the policies of such Parent Company with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay (or cause to be paid) to such Lender such additional amount or amounts as will compensate such Lender or such Parent Company for such reduction; provided, that (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such change in or in the interpretation in any law regarding capital requirements and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement; provided, further that, this Section 2.12 shall be deemed to apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the

Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that such certificate states that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. The Borrower shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

(d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions; provided that if the applicable change or introduction with respect to the relevant law or regulation giving rise to such costs or reductions is retroactive, then the 60 day period referred to above shall be extended to include the period of retroactive effect thereof. In the event the Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify the Borrower and shall pay to the Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

SECTION 2.13. Change in Legality. (a) Notwithstanding any other provision herein other than Section 2.14(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written or telecopy notice to the Borrower and the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.14. Indemnity. The Borrower shall indemnify each Lender against any loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow any LIBOR Loan hereunder after irrevocable notice of such Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a LIBOR Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any LIBOR Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), (e) the occurrence of any Event of Default or (f) the assignment of a LIBOR Loan other than on the last day of the Interest Period applicable thereto as the result of a request by the Borrower pursuant to Section 2.19, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13 or as provided under Section 2.06(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and Duration Fees and each conversion or continuation of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Schedule II, to the next higher or lower whole of the Dollar amount. All payments of fees (other than the Commitment Fees and Duration Fees) and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in any Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan or otherwise extended credit directly to the Borrower in the amount of such participation.

SECTION 2.17. Payments. (a) Each payment or prepayment by the Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its offices at 1 New York Plaza, 41st floor, New York, New York 10004, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, except as provided in the definition of Interest Period, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) Each payment by the Borrower of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made or such cost, expense or other Obligation was incurred.

SECTION 2.18. Taxes. (a) Any and all payments by or on behalf of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes. If the Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this Section 2.18 than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of the Borrower.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (herein referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18(c)) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to the Administrative Agent).

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender (or Transferee) represents to the Borrower that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from the Borrower without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

(g) Each Lender (or Transferee), other than a Transferee described in the exception in Section 2.18(f), that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such Lender (or Transferee) is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States, (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Lender (or Transferee) shall also deliver a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent or within 30 days of any certificate or statement of exemption previously provided becoming incorrect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding tax, the Borrower or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(h) Each Lender (or Transferee) that is a “United States person,” shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such Lender (or Transferee) is not subject to United States Federal backup withholding tax under the Code. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding tax, the Borrower or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(i) Each Lender (or Transferee) that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by law, or as may reasonably be requested by the Borrower, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent.

(j) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of any withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g), (h) or (i) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee) became a party to this Agreement.

(k) Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Borrower, file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(l) If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing in this Section 2.18 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any such refund.

(m) Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes which it deems to be confidential).

(n) The Borrower shall not be required to reimburse any Lender (or Transferee) or the Administrative Agent with respect to any Indemnified Taxes or Other Taxes unless such Lender, Transferee or the Administrative Agent notifies the Borrower of the amount of such Indemnified Taxes or Other Taxes on or before the second anniversary of the date such Lender, Transferee or the Administrative Agent pays such Indemnified Taxes or Other Taxes.

SECTION 2.19. Assignment of Loans and Commitments Under Certain Circumstances. In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, (ii) the Borrower shall be required to make additional payments to any Lender under Section 2.18 or (iii) any Lender becomes a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Borrower or the assignee, as the case may be, shall pay (or cause to be paid) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.20. [Reserved].

SECTION 2.21. [Reserved].

SECTION 2.22. [Reserved].

SECTION 2.23. Defaulting Lender.

(a) Reallocation of Payments. If a Lender becomes, and during the period it remains, a Defaulting Lender, any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.10) the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth after the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) [Reserved].

(c) [Reserved].

(d) Termination of Defaulting Lender Commitments. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(e) Cure. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.23(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Ratable Portion to be on a pro rata basis in accordance with its Commitment, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders and the Administrative Agent as of the Effective Date and the Closing Date:

SECTION 3.01. Organization. The Borrower is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation (or other entity, as applicable) and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. The Borrower has (a) power and authority, corporate or otherwise, to execute, deliver and carry out the provisions of this Agreement and each other Loan Document to which it is a party, or to become a party to this Agreement in accordance with the terms hereof and the terms of each other Loan Document, to borrow hereunder and to perform its obligations hereunder, under each other Loan Document to which it is a party, and (b) all such action has been duly and validly authorized by all necessary proceedings, corporate or otherwise, on its part.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority (other than filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) is necessary in connection with the Borrower’s execution and delivery of this Agreement and each other Loan Document to which the Borrower is a party, the consummation by the Borrower of the transactions contemplated hereby or thereby or the Borrower’s performance of or compliance with the terms and conditions hereof or thereof.

SECTION 3.05. No Conflict. None of the execution and delivery by the Borrower of this Agreement and each other Loan Document to which the Borrower is a party, the consummation by the Borrower of the transactions contemplated hereby and thereby or performance by the Borrower of or compliance by the Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or by-laws, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of the Borrower.

SECTION 3.06. Financial Statements. (a) The Borrower has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2012 and 2013, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2013, all audited by PricewaterhouseCoopers LLP, and the Borrower’s unaudited consolidated balance sheets as at March 31, 2014 and June 30, 2014 and the related unaudited consolidated statements of income and shareholders’ equity and cash flows for the three months and six months, as applicable, then ended.

(b) Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended (subject, in the case of said balance sheets as at March 31, 2014 and June 30, 2014, and said statements of income, shareholders equity and cash flows for the three months and six months, as applicable, then ended, to the absence of footnote disclosure and normal year-end audit adjustments), all in conformity with GAAP.

SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. The Borrower is not in violation of (i) any term of its charter or by-laws or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against the Borrower or any or its Subsidiaries, which in the opinion of the Borrower’s counsel is likely to result in a Material Adverse Effect.

SECTION 3.09. No Material Adverse Change. There has been no material adverse change in the business, assets, operations or financial condition of itself and its Subsidiaries, taken as a whole, except, in the case of the Borrower, as disclosed in the Exchange Act Reports, since December 31, 2013.

SECTION 3.10. Employee Benefit Plans. (a) U.S. Plans. Each Plan is in compliance with all requirements of ERISA and the regulations and published interpretations thereunder except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of the Borrower to the PBGC in an aggregate amount in excess of $50,000,000. The aggregate present value of all benefit liabilities under the Plans (based on the assumptions used to fund such Plans) did not, as of the last annual valuation dates applicable thereto, exceed the aggregate value of the assets of the Plans by more than 10% of Consolidated Net Worth. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of the Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

(b) Foreign Plans. Each Foreign Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of its or their directors, officers, employees or agents has engaged in a transaction which would subject the Borrower, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against the Borrower or any of its Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Title to Properties; Possession Under Leases. (a) The Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) The Borrower and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

SECTION 3.12. Investment Company Act. The Borrower is not an “investment company” as defined in, or is required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.13. Tax Returns. The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state, local and foreign tax returns required to have been filed by it in all jurisdictions in which such tax returns are required to be filed and all such tax returns are true, complete and correct in all material respects. The Borrower and its Subsidiaries have paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable financial statements in accordance with GAAP.

SECTION 3.14. Compliance with Laws and Agreements. (a) Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. Except for information not prepared by or on behalf of the Borrower and expressly disclaimed thereby, no information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

SECTION 3.16. Use of Proceeds; Federal Reserve Regulations.

(a) The proceeds of the Loans will be used to finance the Transactions (including repayment or redemption of the existing material indebtedness of the Target) and fees and expenses in connection therewith.

(b) No part of the proceeds of any Loan to the Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of Regulations U and X.

SECTION 3.17. No Trusts. The Borrower is not entering into this Agreement in its capacity as trustee of any trust.

SECTION 3.18. Solvency. The Borrower and its Subsidiaries are as of the Closing Date, upon giving effect to the Transactions and the making of the Loans and the application of proceeds thereof, on a consolidated basis, Solvent.

SECTION 3.19. FCPA. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.20. Sanctions.

(a) Neither the Borrower nor any of its Subsidiaries, nor any of the directors or officers of the Borrower or any of its Subsidiaries, nor, to the Borrower’s knowledge, any of the employees, agents or controlled affiliates of the Borrower or any of its Subsidiaries, is a person that is, or, in the case of the Borrower or its Subsidiaries, is majority-owned or controlled by a person that is (A) the subject of any Sanctions (a “Sanctioned Person”) or (B) located, organized or resident in a country or territory (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory (a “Sanctioned Country”).

(b) No part of the proceeds of a Loan will be used by the Borrower or any of its Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, (A) to fund or facilitate activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Person or Sanctioned Country or (B) in any other manner, in each case as would result in a violation of Sanctions by any person.

ARTICLE IV

CONDITIONS

SECTION 4.01. Conditions Precedent to the Effective Date. The Lenders’ Commitments shall not become effective hereunder until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.08) on or prior to the Commitment Termination Date:

(a) The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by the Borrower, (ii) a copy, including all amendments thereto, of the charter of the Borrower, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State or other official; (iii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings by the Borrower hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower and (iv) a certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above.

(b) The Lenders, the Administrative Agent and the Arranger shall have received all fees and expenses required to be paid and due under this Agreement or the other Loan Documents on or before the Effective Date for which invoices have been presented at least two Business Days prior to the Effective Date (including, without limitation, amounts then payable under the Fee Letter).

SECTION 4.02. Conditions Precedent to the Closing Date. The obligations of the Lenders to make the Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 10.08) of each of the following conditions on or prior to the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received copies of the Subsidiary Guarantee duly executed by each Subsidiary Guarantor (if any) required to do so in accordance with Article VIII, together with copies of the other appropriate documents with respect to such Subsidiary Guarantor corresponding to those set forth in Section 4.01(a)(ii)-(iv).

(c) (i) The Acquisition shall have been, or shall substantially concurrently with the Borrowing of the Loans be, consummated in accordance with terms of the Acquisition Agreement and (ii) since June 25, 2014, no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent (such consent not to be unreasonably withheld or delayed); provided that any increase or reduction of the purchase price for the Acquisition of less than 10% of such purchase price shall be deemed not materially adverse to the interests of the Lenders.

(d) The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, in each case prepared in conformity with GAAP (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and (ii) solely if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) in connection with an offering of securities under the Securities Act, (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business, in each case prepared in conformity with IFRS or GAAP, as applicable and (y) pro forma financial statements, which in each case meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Registration Statement under the Securities Act on Form S-1.

(e) The Lenders, the Administrative Agent and the Arranger shall have received all fees and expenses required to be paid and due under this Agreement or the other Loan Documents on or before the Closing Date for which invoices have been presented at least two Business Days prior to the Closing Date (including, without limitation, amounts then payable under the Fee Letter).

(f) The Lenders shall have received (in each case dated as of the Closing Date) (i) such legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, including as to certain corporate matters, an opinion of Thomas F. Seligson, Counsel of the Borrower (provided that the scope of such legal opinions shall be consistent with the Specified Representations), (ii) an officer’s certificate, signed by a Responsible Officer of the Borrower that (x) there has been no change to the matters previously certified pursuant to Section 4.01(a)(ii)-(iv) (or otherwise providing updates to such certifications, including updated corporate organizational documents and good standing certificates) and (y) the conditions precedent contained herein have been satisfied as of the Closing Date, (iii) a Solvency Certificate and (iv) at least five Business Days prior to the Closing Date, documentation and other information required with respect to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and related compliance to the extent requested by any Lender through the Administrative Agent at least 10 Business Days prior to the Closing Date.

(g) (i) There shall exist no Specified Default and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality or “material adverse effect” qualifications set forth therein), in each case, at the time of, and after giving effect to, the Borrowing of the Loans on the Closing Date, except in the case of any Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects (without duplication of any materiality or “material adverse effect” qualifications set forth therein) as of such given date or period, as the case may be.

(h) Except as set forth in Group Disclosure Letter (as defined in the Acquisition Agreement) delivered on June 25, 2014 (it being understood that the disclosure of any matter, information, item or other disclosure in any section of the Group Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to this condition (h) to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such section of the Group Disclosure Letter is relevant to this condition (h)), from December 31, 2013 through the date of the Acquisition Agreement, there shall not have been any change in the financial condition, business or results of operations of the Group (as defined in the Acquisition Agreement), taken as a whole, that has had an Acquired Business Material Adverse Effect.

(i) As of the Closing Date, since the date of the Acquisition Agreement, no Acquired Business Material Adverse Effect shall have occurred.

SECTION 4.03. Determinations under Sections 4.01 and 4.02. For the purposes of determining whether the conditions precedent specified in Sections 4.01 and 4.02 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Effective Date and such notification shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent the following, and the Administrative Agent shall make a copy thereof available to each Lender:

(a) Within 90 days after the end of each fiscal year its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP;

(b) Within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the SEC;

(c) No later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.03;

(d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the SEC or any Governmental Authority succeeding to any of or all the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e) Promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability); provided that the Borrower shall deliver paper copies of such information to the Administrative Agent for delivery to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 (other than the information that pursuant to the immediately preceding sentence is deemed to have been delivered if it is made available on the website of the SEC) shall be delivered by electronic communications pursuant to the procedures set forth in Section 9.03.

SECTION 5.02. Pari Passu Ranking. The Borrower shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of the Borrower except to the extent any such Indebtedness may be preferred by law.

SECTION 5.03. Maintenance of Properties. The Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of the Borrower are necessary and in the interests of the Borrower; provided, however, that nothing in this Section 5.03 shall prevent the Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, (i) in the judgment of the Borrower, such sale, abandonment, disposition or discontinuance is advisable and (ii) in the case of a sale or other disposition, is a transaction permitted under Section 6.02.

SECTION 5.04. Obligations and Taxes. The Borrower shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all (i) material taxes upon or against it, or against its properties, and (ii) all claims which could reasonably be expected, if unpaid, to become a Lien upon its property (other than a Lien permitted under Section 6.01), in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained on the applicable financial statements in accordance with GAAP.

SECTION 5.05. Insurance. The Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of the Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

SECTION 5.06. Existence; Businesses and Properties. (a) The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, except as otherwise expressly permitted under Section 6.02.

(b) The Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.

SECTION 5.07. Compliance with Laws. (a) The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

(b) The Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $50,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $50,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $50,000,000 in the contributions required to be made to the relevant Plan or Plans.

SECTION 5.08. Default Notices. The Borrower shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower will not:

SECTION 6.01. Liens. (a) Create or incur, or permit any Restricted Subsidiary to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:

(i) Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Liens existing on any property or asset at or prior to the acquisition thereof by the Borrower or a Restricted Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to the Borrower or Restricted Subsidiary of improvements thereto;

(iii) Liens securing Indebtedness of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;

(iv) Liens existing on the Effective Date, and set forth on Schedule 6.01(a);

(v) Liens on property of a person existing at the time such person is merged into or consolidated with the Borrower or a Restricted Subsidiary or at the time such person becomes a Subsidiary of the Borrower through the direct or indirect acquisition of capital stock of such person by the Borrower or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Borrower or a Restricted Subsidiary;

(vi) Liens on any property owned by the Borrower or any Restricted Subsidiary, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(vii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the applicable financial statements in accordance with GAAP; and

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

(b) Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, the Borrower and any Restricted Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate amount which does not at the time exceed 10% of the Consolidated Net Tangible Assets of the Borrower and its consolidated Subsidiaries at such time.

SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if the Borrower is not the surviving corporation or if the Borrower sells, leases or transfers all or substantially all of its property and assets, the Borrower or the surviving corporation or the person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to the Borrower hereunder, and (c) immediately after such transaction, individuals who were directors of the Borrower during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets.

SECTION 6.03. Financial Undertaking. In the case of the Borrower, permit the aggregate Indebtedness of the Borrower and its consolidated Subsidiaries, after eliminating intercompany items, to exceed 150% of Consolidated Net Worth of the Borrower and its consolidated Subsidiaries.

SECTION 6.04. Change in Business. In the case of the Borrower, together with its consolidated Subsidiaries, cease to be primarily engaged in lightweight metals technology, engineering and manufacturing, and any other business activities reasonably incidental, complementary or related thereto.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) the Borrower shall default in the payment when due of any principal of any Loan and, if such default shall result from the failure of any third party payments system used by the Borrower, such default shall continue for a period of two Business Days;

(b) the Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

(c) any representation or warranty made or deemed made by the Borrower under this Agreement or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of the Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after the Borrower’s knowledge that it was false or misleading;

(d) the Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08 or Article VI;

(e) the Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;

(f) the Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in a principal amount in excess of $100,000,000, if the effect of any such default or failure referred to in this clause (i) is to cause such Indebtedness to become due prior to its stated maturity; or (ii) default in the payment at maturity of any principal in respect of any Indebtedness in a principal amount in excess of $100,000,000;

(g) a proceeding shall have been instituted or a petition filed in respect of the Borrower:

(i) seeking to have an order for relief entered in respect of the Borrower, or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to the Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for the Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;

(h) the Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;

(i) any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of the Borrower (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Borrower or (iii) any person or group of related persons shall acquire all or substantially all of the assets of the Borrower, provided, however, that a change in control of the Borrower shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if the Borrower shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person’s stockholders’ equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the “Leverage Ratio” of such person) is no greater than the then Leverage Ratio of the Borrower immediately prior to such event;

(j) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of the Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

(k) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any calendar year;

(l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of the Borrower or any Subsidiary of the Borrower to enforce any such judgment; or

(n) any Subsidiary Guarantor’s guarantee under the applicable Subsidiary Guarantee (if any) shall for any reason fail or cease to be valid and binding on, or enforceable against, such Subsidiary Guarantor, or the Borrower or any Subsidiary Guarantor shall so state in writing; or

(o) any provision of any Loan Document (other than a Subsidiary Guarantor’s guarantee under any Subsidiary Guarantee (if any)) after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, the Borrower, or the Borrower shall so state in writing, but only if such events or circumstances, individually or in the aggregate, result in a Material Adverse Effect; or

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) prior to the Closing Date solely in the case of such Event of Default which is referred to in clause (b) of this Article VII which is continuing, terminate the Commitments, whereupon the obligation of each Lender to make any Loan shall immediately terminate, and (ii) at any time on or after the Closing Date in the case of any Event of Default which is continuing,, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, (x) the Commitment of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

SUBSIDIARY GUARANTEES

In the event that the aggregate principal amount of Indebtedness borrowed by Borrowing Subsidiaries under the Existing Five-Year Credit Agreement (or any refinancing or replacement thereof) at any time exceeds $250,000,000, the Borrower shall promptly (and in any event within 10 days) cause each Borrowing Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guarantee (and in connection therewith, provide to the Administrative Agent such documents with respect to such Borrowing Subsidiary corresponding to those set forth in Section 4.01(a)(ii)-(iv)), unless such Borrowing Subsidiary is an Excluded Subsidiary.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action. (a) Each Lender hereby appoints MSSF as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law including, without limitation, any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.05(c) and Section 10.04(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) In the event that MSSF or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower hereunder or under any other Loan Document by or on behalf of MSSF in its capacity as such for the benefit of the Borrower under any Loan Document (other than MSSF or an Affiliate of MSSF) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e) The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 9.02. Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (b) may rely on the Register to the extent set forth in Section 2.05 and Section 10.04(b), (c) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of the Borrower or as to the existence or possible existence of any Default or Event of Default and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Posting of Communications. (a) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated, or otherwise chooses to, furnish to the Administrative Agent pursuant to any Loan Document or in connection with the transactions contemplated therein, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled payment date therefor, (iii) relates to a termination or a reduction of Commitments or prepayment of Loans, as applicable, pursuant to Section 2.10, 2.11 or 2.23(d), (iv) provides notice of any Default or Event of Default, (v) is required to be delivered to satisfy any condition precedent under Article IV or (vi) in accordance with Section 5.01, including clauses (a), (b) and (d) of such Section, is deemed to have been delivered if it is made available on the website of the SEC (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to msagency@morganstanley.com.

(b) The Borrower further agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on IntraLinksTM, DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its Email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s Email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such Email address.

(f) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.04. The Administrative Agent Individually. With respect to its Ratable Portion, MSSF shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. MSSF and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Borrower as if MSSF were not acting as the Administrative Agent.

SECTION 9.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower, but without affecting the Borrower’s reimbursement obligation), from and against such Lender’s aggregate ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or such Affiliate. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 9.06. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a Successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the date that is 30 days after the giving by the existing Administrative Agent of a resignation notice pursuant to this Section 9.06 and (y) the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring

Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except as provided in Section 9.03, notices and other communications provided for herein shall (unless deemed to have been delivered in accordance with Section 5.01) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email as follows:

(a) if to the Borrower, to Alcoa Inc. at 390 Park Avenue, New York, New York 10022-4608, Attention of Vice President & Treasurer (Telecopy No. 212-836-2807);

(b) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc. at 1 New York Plaza, 41st floor, New York, New York 10004, Attention: Global Loans Services Agency Team, (Telecopy No: (212) 507-6680; email: msagency@morganstanley.com); and

(c) if to a Lender, to it at its address (or telecopy number) set forth in the applicable Administrative Questionnaire or in the applicable Assignment and Assumption.

Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered during normal business hours (and otherwise shall be deemed to have been given on the following date) and if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and the Borrower given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender; provided further that any Lender may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as any Obligation remains outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to the Borrower or an Affiliate or a Subsidiary of the Borrower or to any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment and the Loans) to (1) any other Lender or an Affiliate of such Lender or (2) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, solely with respect to any assignment made after the Closing Date, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; provided, further, that if the consent of the Borrower is required in connection with any assignment hereunder, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within 10 Business Days of receiving a written request therefor; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or, solely with respect to any assignment made after the Closing Date, an Approved Fund.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple thereof, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05).

(iv) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 10.04 shall not be effective until such assignment is recorded in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Borrower. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth above, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Ratable Portion of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.14 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or unless the right to a greater payment results from a change in law after the Participant becomes a Participant with respect to such participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees upon demand to pay, or reimburse (subject to the Borrower’s written expense reimbursement policies as provided to the Administrative Agent prior to the date hereof) the Administrative Agent and the Arranger for all of each such person’s reasonable and documented out-of-pocket costs and expenses of every type and nature incurred on or after June 1, 2014 (other than the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP which shall be reimbursable regardless of when incurred), including reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to one primary counsel and, if necessary, one local counsel per each applicable jurisdiction for the Administrative Agent and the Arranger, taken as a whole) and for documentary taxes and other charges incurred by each such person in connection with any of the following: (i) the Administrative Agent’s negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article IV), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, this Agreement or any other Loan Document or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to one primary counsel and, if necessary, one local counsel per each applicable jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and solely in the case representation of all such persons would (in the reasonable opinion of the Administrative Agent) be inappropriate due to an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated, taken as a whole), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding with respect to the Borrower, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any of the Borrower’s respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c) The Borrower agrees to hold harmless the Administrative Agent, each Lender, the Arranger and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to one primary counsel and, if necessary, one local counsel per each applicable jurisdiction for the Administrative Agent or the Lenders, taken as a whole, and solely in the case representation of all such Indemnitees would (in the reasonable opinion of the Administrative Agent) be inappropriate due to an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, taken as a whole)), joint or several, that may be incurred by or asserted or awarded against any Indemnitee (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Loan Documents, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of this Agreement or the other Loan Documents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by the Borrower or any of their respective directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. No Indemnitee shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of their respective security holders or creditors for or in connection with the transactions contemplated by this Agreement, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from (x) such Indemnitee’s gross negligence, bad faith or willful misconduct or (y) a material breach by such Indemnitee of this Agreement or the other Loan Documents. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The provisions of this Section 10.05 and any other indemnification or other protection provided to any Indemnitee pursuant to this Agreement shall (i) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender, and (ii) inure to the benefit of any person that was at the time such claim arose an Indemnitee under this Agreement or any other Loan Document. The Administrative Agent and each Lender agrees to use commercially reasonable efforts to promptly notify the Borrower of any claims for indemnification or other protection under this Section 10.05; provided, however, that any failure by such person to deliver any such notice shall not relieve the Borrower from its obligations under this Section 10.05. All amounts due under this Section 10.05 shall be payable on written demand therefor, but shall be subject to the requirements of reasonableness and documentation as set forth herein.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided, however, that in the event that any Defaulting Lender exercises any such right of setoff (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23, and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such rights of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.06 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT” AND WHETHER THERE HAS OCCURRED AN ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT, (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED AS CONTEMPLATED BY THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE REPRESENTATIONS MADE BY THE TARGET ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY SUCH REPRESENTATIONS THE BORROWER (OR THE BORROWER’S APPLICABLE AFFILIATES) HAS THE RIGHT TO TERMINATE ITS (OR THEIR) OBLIGATIONS, OR HAS THE RIGHT NOT TO CONSUMMATE THE ACQUISITION, UNDER THE ACQUISITION AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES, PROVISIONS OR RULES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any further notice or shall entitle the Borrower to notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the

Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Commitment Fee or Duration Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fees or Duration Fees of any Lender without the prior written consent of such Lender, (iii) release the Borrower from its obligations to repay the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof) without the prior written consent of such Lender, (iv) amend or modify the provisions of Sections 2.14 and 2.15, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender, (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent or (vi) release any Subsidiary from its obligations under a Subsidiary Guarantee (if any) without the prior written consent of each Lender. Each Lender and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. Notwithstanding the foregoing or any other provision of this Agreement, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee Letter, then this Agreement shall be deemed modified (to the extent not adverse to the Lenders) in accordance therewith (and subject to the terms therein), effective immediately upon the written notice thereof being given by the Administrative Agent to the Borrower and the Lenders without requiring any other action to be taken hereunder.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) To the extent that any party hereto has, or hereafter may be entitled to claim, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, such party hereby waives such immunity in respect of its obligations hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.15(d) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.16. [Reserved].

SECTION 10.17. National Security Laws. (a) Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

(b) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 10.18. Confidentiality. Each Lender, the Administrative Agent and the Arranger agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents (other than such information that is made public by the Borrower or any of its Affiliates) confidential in accordance with such person’s customary practices and agrees that it shall not disclose any such information other than (a) to such person’s respective Affiliates and their respective employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the Transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such person on a non-confidential basis from a source other than the Borrower, or any advisor, agent, employee or other representative thereof in each case that identified itself as such, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to current or prospective assignees, participants and Approved Funds, grantees described in Section 10.04, any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its Obligations, and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, Approved Funds, grantees or counterparties are instructed to comply with, and to cause their advisors to comply with, the provisions of this Section 10.18 or other provisions at least as restrictive as the provisions of this Section 10.18, (e) to any rating agency when required by it, provided, however, that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from either the Administrative Agent, the Arranger or any Lender, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (g) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrower (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALCOA INC.,
as Borrower

by	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., individually and as Administrative Agent and a Lender

by	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

Morgan Stanley Bank, N.A.,
as a Lender

by	/s/ Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Authorized Signatory

By:	/s/ Lingzi Huang
	Name:	Lingzi Huang
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

CITIBANK, N.A.,
as a Lender

by	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

Goldman Sachs Bank USA,
as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

JPMorgan Chase Bank, N.A.,
as a Lender

By:	/s/ Peter Predun
	Name:	Peter Predun
	Title:	Executive Director

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Ravneet Mumick
	Name:	Ravneet Mumick
	Title:	Director

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

BNP PARIBAS,
as a Lender

By:	/s/ NICOLAS RABIER
	Name:	NICOLAS RABIER
	Title:	Managing Director

By:	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Vice President

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ James F. Disher
	Name:	James F. Disher
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

[SIGNATURE PAGE TO 364-DAY BRIDGE TERM LOAN AGREEMENT]

EXHIBIT A

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION, dated as of                  ,          (this “Assignment and Assumption”) (between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the 364-Day Bridge Term Loan Agreement, dated as of July 25, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcoa Inc., a Pennsylvania corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.	As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Credit Agreement to the extent related to the amounts and percentages specified in Section 1 of Schedule I hereto (the “Assigned Interest”).

2.	The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral thereunder, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto and (d) attaches the Note(s), if any, held by the Assignor and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes.

3.

The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees to be bound by the terms of the Credit Agreement and perform in accordance with their terms all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it (i) has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (ii) is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it or the Person exercising discretion in making the decision to acquire the Assigned Interest is experienced in acquiring assets of such type, (e) confirms it has received or has been given the opportunity to receive such documents and information as it has

A-1

deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest independently and without reliance upon the Administrative Agent, the Assignor or any Lender, (f) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof and (g) if applicable, attaches two properly completed Forms W-8BEN, W-8ECI or successor or form prescribed by the Internal Revenue Service of the United States, certifying that such Assignee is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes.

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent if required pursuant to Section 10.04(b)) for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the effective date specified in Section 2 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations under the Credit Agreement of a Lender and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Assumption shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

8.	This Assignment and Assumption may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Assumption by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

9.	This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

[SIGNATURE PAGES FOLLOW]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Address for notices:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ACCEPTED AND AGREED
this day of :

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[ALCOA INC.][1]

By:
Name:
Title:

[1]	If required pursuant to Section 10.04 of the Credit Agreement.

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

SCHEDULE I

TO

ASSIGNMENT AND ASSUMPTION

SECTION 1.

Ratable Portion assigned to Assignee:		%

Commitment assigned to Assignee:	$

Aggregate outstanding principal amount of Loans assigned to Assignee:	$

SECTION 2.

Effective Date:	,

A-I-1

EXHIBIT B

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

ADMINISTRATIVE QUESTIONNAIRE

Alcoa Inc.

Agent Address:	Morgan Stanley Senior Funding, Inc. 1 New York Plaza 41st floor New York, New York	Return form to:	Morgan Stanley Senior Funding, Inc.
		Attention:	Global Loans Services Agency Team
		Facsimile:	(212) 507-6680
		E-mail:	msagency@morganstanley.com
10004

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	Primary Disclosure Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	Citibank, N.A. New York, NY 10043

ABA/Routing No.:	021-000-089

Account Name:	Morgan Stanley Senior Funding, Inc.

Account No.:	406-99-776

Reference:	Alcoa

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT C

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

[FORM OF]

SOLVENCY CERTIFICATE

Pursuant to Section 4.02(f)(iii) of the 364-Day Bridge Term Loan Agreement, dated as of July 25, 2014 among Alcoa Inc., a Pennsylvania corporation (the “Borrower”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Credit Agreement”), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [treasurer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [treasurer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

[SIGNATURE PAGE TO SOLVENCY CERTIFICATE]

EXHIBIT D

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

[FORM OF]

SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE dated as of [—], among [    ] and [    ] (each, a “Subsidiary Guarantor”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A. Reference is made to the 364-Day Bridge Term Loan Agreement, dated as of July 25, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Alcoa Inc., a Pennsylvania corporation (the “Borrower”), the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Each Subsidiary Guarantor will obtain benefits from the incurrence of Loans by the Borrower pursuant to the Credit Agreement, and accordingly, desires to execute this Subsidiary Guarantee in order to satisfy the requirements described in Article VIII of the Credit Agreement.

Accordingly, each Subsidiary Guarantor and the Administrative Agent agree as follows:

Each Subsidiary Guarantor unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Obligations of the Borrower (the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Subsidiary Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of the guarantee set forth herein and notice of protest for nonpayment. No obligations of any Subsidiary Guarantor hereunder shall be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of the Credit Agreement, this Subsidiary Guarantee or any other guarantee; (ii) any extension or renewal of any provision of the Credit Agreement, this Subsidiary Guarantee or any other guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, this Subsidiary Guarantee or any other guarantee or any other agreement.

Each Subsidiary Guarantor further agrees that the guarantee set forth herein constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of the Borrower or any other person.

The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release,

D-1

surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, this Subsidiary Guarantee, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).

Each Subsidiary Guarantor further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by the Borrower to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Guaranteed Obligation upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Guaranteed Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Guaranteed Obligation paid by such Subsidiary Guarantor pursuant to this Subsidiary Guarantee, such assignment to be pro tanto to the extent to which the Guaranteed Obligation in question was discharged by such Subsidiary Guarantor, or make such other disposition thereof as such Subsidiary Guarantor shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided above, all rights of such Subsidiary Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations.

Each Subsidiary Guarantor hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Articles III, V and VI of the Credit Agreement.

This Subsidiary Guarantee shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Subsidiary Guarantee may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

THIS SUBSIDIARY GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Anything contained in this Subsidiary Guarantee to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state, federal or provincial law (collectively, the “Fraudulent

Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect to the value of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor.

In case any one or more of the provisions contained in this Subsidiary Guarantee should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Guarantee to be executed by their respective officers thereunto duly authorized.

[ ],
as Subsidiary Guarantor

By:
Name:
Title:

ACCEPTED AND AGREED as of the date first written above:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

SCHEDULE I

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

PRICING SCHEDULE

“Applicable Margin” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable Index Debt Rating in effect on such date set forth below:

Borrower’s Index Debt Rating (S&P or Moody’s)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
≥ BBB / Baa2	50 bps	150 bps	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps
≥ BBB- / Baa3	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps
≥ BB+ / Ba1	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps
≤ BB / Ba2	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps	275 bps	375 bps

For purposes of the foregoing, (a) if neither Moody’s nor S&P shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this paragraph), then both such rating agencies shall be deemed to have established ratings for such Index Debt in the lowest rating level; (b) if only one of Moody’s and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin shall be determined on the basis of such single rating; (c) if the ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different rating levels, the Applicable Margin shall be based on the rating level corresponding to the higher of such ratings, unless such ratings differ by two or more rating levels, in which case the Applicable Margin will be based upon the rating level one level below the rating level corresponding to the higher of such ratings; and (d) if any rating for any Index Debt established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin.

SCHEDULE II

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

LENDERS AND COMMITMENTS

Lender	Commitment
MORGAN STANLEY BANK, N.A.	$1,000,000,000
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$624,000,000
CITIBANK, N.A.	$140,000,000
GOLDMAN SACHS BANK USA	$140,000,000
JPMORGAN CHASE BANK, N.A.	$140,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$114,000,000
BNP PARIBAS	$114,000,000
ROYAL BANK OF CANADA	$114,000,000
THE ROYAL BANK OF SCOTLAND PLC	$114,000,000

Total	$2,500,000,000

SCHEDULE 3.08

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

LITIGATION

None.

SCHEDULE 6.01

TO 364-DAY BRIDGE TERM LOAN AGREEMENT

EXISTING LIENS

See attached.

ENTITY	REGION	DEBT AMOUNT (USD)	DESCRIPTION OF COLLATERAL	SECURED PARTY
Alcoa of Australia Limited	Australia	50,653,622.00	There is a registered first fixed and floating charge in priority to all other encumbrances over Alcoa of Australia Limited’s present and future interests in relation to a petroleum exploration and production Joint Venture between Alcoa of Australia Limited and Latent Petroleum Pty Ltd (being the charged property). The charge secures both present and prospective amounts (to a maximum prospective liability of $AUD 500 million) owing to the Participants and Operator under the terms of the Joint Operating Agreement. The current indebtedness is 50.653m USD.	Latent Petroleum Pty Ltd

Alcoa of Australia Limited, Eastern Aluminium (Portland) Pty Ltd and Alcoa Portland Aluminium Pty Ltd	Australia	142,228,073.00	Deed of Cross Charge for the Portland JV. There is a first floating charge in priority to all other encumbrances created by any participant to the Portland Joint Venture. The property charged by Alcoa of Australia Limited and Eastern Aluminium (Portland) Pty Ltd consists of its participating interest in the joint venture and its project products. This creates a situation where assets are pledged as collateral for debt.	CITIC Nominees Pty Limited (CITIC) (22.5%), Marubeni Aluminium Australia Pty Ltd (Marubeni) (22.5%), Alcoa of Australia Limited (AoA) (45%), Eastern Aluminium (Portland) Pty Ltd (Eastern Aluminium)

L0059 ACOA - PITTSBURGH - CORP HQ	North America	14,000,000.00	Tax exempt fixed instrument w/ Bank of NY; the A-398 Fume Control Reactor System is pledged as collateral on the 1995 Chelan County Development Corporation - 5.85% Pollution Control Refunding Revenue Bonds. This commitment represents a lien on the equipment. This agreement dates back to 1995, the principal amount of the debt is $14 million, and it matures in 2031.	Bank of New York; Chelan County Development Corporation

L0191 ANL - CORPORATE	Europe	16.34	Leasehold property improvement, upgrading a rented office in Waalwijk (NL) from an empty floor to an environment with open space, but also meeting rooms etc.	5 year rental office lease, starting Dec. 1, 2009 and renewed for another 5 years starting Dec 1, 2014 between Alcoa Nederland B.V. and SPE III Snyders B.V., with CB Richard Ellis B.V. (CBRE) as intermediary service provider

L0282 NORSK ALCOA	Europe	3,850,319.96	Leased building from third party and sub-leased again to third party. When Alcoa divested its automotive casting business in Norway such lease could not be sold and Alcoa is now sub-leasing it to the acquiring company of the divested assets.	Leased from Siva Norway and sub-leased to Farsund Aluminum Casting AS, Norway (which is the ultimate legal entity acquiring the divested business from Alcoa)

L0558 HOWMET CIRAL SNC	Europe	0.40	Building (tool shop)	District of pays d’Evron (public organization)

L0600 HOWMET JAPAN LTD	Asia	2,848.91	Leased manufacturing equipment	Capital Leases with JA Mitsui Leasing

L0600 HOWMET JAPAN LTD	Asia	3,317.01	Leased manufacturing equipment	Capital Leases with JA Mitsui Leasing

L1968 AFS MOROCCO	Europe	5,222.52	Machinery & Equipment + Kangoo (car)- Capital Lease with Magrehbail & Sogelease	Capital Lease with leasor Magrehbail & Sogelease

L1968 AFS MOROCCO	Europe	4,027.22	Sogelease ending January 2012 [Bridgport Center x 2 (machines), Dacia (car), Passat x 2 (cars)]	SOGELEASE, MAGHREBAIL LEASE

L2766 AWA BRAZIL LTDA	South America	15,219,936.31	Mortgage is related to Juruti Project.	Capital Lease with Petrobras Distribuidora SA

L3104 AOFA - HUNTLY MINESITE	Australia	3,749,531.84	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3104 AOFA - HUNTLY MINESITE	Australia	3,136,292.13	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3105 AOFA - WILLOWDALE MINESITE	Australia	4,309,886.73	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3105 AOFA - WILLOWDALE MINESITE	Australia	2,179,636.23	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3108 AOFA - PORTLAND SMELTER - AOFA JV	Australia	440,320.32	Self securing trailers	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3107 AOFA - PT HENRY	Australia	169,568.63	Finance lease of Anglesea Haul Trucks	ANZ Banking Group Limited

L3107 AOFA - PT HENRY	Australia	803,332.54	Finance lease of Anglesea Haul Trucks	ANZ Banking Group Limited

L3108 AOFA - PORTLAND SMELTER - AOFA JV	Australia	383,557.92	Self securing trailers	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3118 FIRST NATIONAL RESOURCE TRUST	Australia	85,235.33	Self securing trailers (Asset)	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3118 FIRST NATIONAL RESOURCE TRUST	Australia	97,849.11	Self securing trailers (Asset)	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

Rockdale (Alcoa Inc)	North America	546,801.00	As of 2010, Rockdale had 1,198 acres of mined out land that qualified for the federal Abandoned Mine Land (AML) program. This program is part of the Surface Mining Reclamation Act of 1977. Reclaiming the land with federal money has produced a net increase in the market value of the land. Consequently, as part of the Texas Abandoned Mine Lands program, the Railroad Commission of Texas (RCT) has placed a lien on this property for $411,801. This lien is a fixed amount and is payable only upon sale of the subject property. The lien does not alter Alcoa’s right to lease or make other use of this land prior to its sale. In the past 24 months, RCT has applied AML funding to reclaim an additional 240 AML acres. As a result of a 2011 AML project on 90 acres of Alcoa Sandow Mine land, in September of 2013 RCT assessed an additional lien amount of $135,000. This brings the total lien amount to $546,801 on a total of 1,288 acres of Rockdale Energy Sandow Mine property. Prior to closing of a sale, Alcoa will need to clear the lien amount with the RCT.	Railroad Commission of Texas

Three Rivers Insurance Co (Alcoa Inc)	North America	25,945,681.25	Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%.	TD Bank

	TOTAL:	267,815,076.70

AS OF [JUNE 30, 2014]

ALL FIGURES IN US DOLLAR